Exhibit 99.1

For Immediate Release	For more information contact:
Tuesday, November 13, 2007	Frank T. Kane, SVP-Finance & CFO
Chromcraft Revington, Inc.
Reports Third Quarter and Nine Months Results
WEST LAFAYETTE, Ind.—(BUSINESS WIRE)—Chromcraft Revington, Inc. (AMEX:CRC) today reported sales for the three and nine months ended September 29, 2007 of $28.4 million and $95.0 million, respectively, representing a decrease of 20% and 22%, respectively, from the same periods last year. Residential furniture shipments in 2007 were lower due to a weak retail environment, competitive pressure from imports and the impact of restructuring the Company. Commercial furniture sales were higher for the three and nine months ended September 29, 2007 as compared to the prior year periods primarily due to an increase in seating product shipments.
The Company reported a net loss for the three and nine months ended September 29, 2007 of $2.1 million, or $.46 loss per share, and $6.6 million, or $1.46 loss per share, respectively. For the year earlier periods, the net loss for the three and nine months ended September 30, 2006 was $4.5 million, or $1.01 loss per share, and $2.7 million, or $.60 loss per share, respectively. The net loss for the three months ended September 29, 2007 was primarily due to the lower sales volume, an unfavorable product sales mix, price discounting, a non-cash charge for inventory write-downs, severance and other business transition related costs. In addition, the lower sales volume resulted in a reduced domestic production level, which unfavorably impacted fixed cost absorption and manufacturing operations. For the three months ended September 29, 2007, the Company recorded a non-cash charge for inventory write-downs of $.7 million pre-tax to reflect anticipated net realizable value on disposition. For the nine months ended September 29, 2007, the Company recorded a non-cash charge for inventory write-downs of $3.1 million pre-tax and a non-cash charge for asset impairments of $1.1 million pre-tax to reduce the carrying value of long term assets to expected disposition value.
Mr. Kane, SVP & CFO, said “At September 29, 2007, the Company had cash of $7.7 million and continues to have no bank indebtedness.” He pointed out that the Company anticipates a tax operating loss for 2007 and plans to carry back its tax loss to taxable income years for a refund of taxes paid in 2006 and 2005. Mr. Kane commented that at September 29, 2007 the Company recorded refundable income taxes of $4.3 million. He added that most of these tax cash refunds are expected in 2008.
As previously reported, the Company is undergoing a transformation of its business model, which it anticipates will allow it to be more competitive in the global furniture industry. The Company continues to reduce its reliance on U.S. manufacturing by shifting its business toward use of the global supply chain, progressively outsourcing existing furniture lines and developing new products based on an outsourced model. The Company is also progressively consolidating and transitioning its U.S. based operations to built-to-order customization and distribution activities. At the same time, the Company is changing its organization from autonomous operating divisions to a unified functional organization and transforming its management structure and staffing to support the new business model. In 2007, the Company consolidated its residential sales, product development and marketing functions, combined its product showrooms and launched new products under a CR Home banner using extensive consumer research. Supply chain, operations and other administrative areas are also transitioning to a centralized management structure.

As part of its transformation, the Company has incurred asset impairment charges, inventory write-downs, plant shutdown costs, employee severance costs and other restructuring related costs and reported operating losses in 2007 and 2006. Additional transition costs, reduced revenue, increased operating expenses, restructuring charges and asset impairments will likely occur as the Company continues its transformation. The Company believes that the shift in its business model will allow it to compete more effectively by providing a combination of imported and U.S. based customized products to the market. Also, the new business model is expected to have a more variable cost structure, which the Company anticipates will provide greater flexibility in competing in the furniture industry.
Commenting on recent financial results Mr. Anderson-Ray, CEO, stated, “Our financial results, in addition to those factors described above, continue to reflect the impact and incremental costs of the changes taking place in the Company, as well as a poor retail market. While the retail market continues to be very difficult it is important for the Company to work through its transition in order to position it for the future.”
He further commented that “We believe that we are putting in place the foundation for a business that is a unified organization, and is consumer and customer driven using a combination of sourced and customized built-to-order products. We continue to work on the integration of our back office operations and building new capabilities and disciplines. We expect that the combination of these elements will improve the Company’s long term competitiveness.”
Chromcraft Revington businesses design, manufacture, source and market residential as well as commercial furniture throughout the United States. The Company wholesales its residential furniture products under the CR Home banner with “Chromcraft,” “Peters-Revington,” “Silver Furniture,” “Cochrane Furniture” and “Sumter” as brand names. It sells commercial furniture under the “Chromcraft” brand name.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “likely,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transformation; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; and other factors that generally affect business. An additional list of risks relating to the Company’s business is located in the Company’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the three months ended September 29, 2007.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.
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Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
	2007	2006	2007	2006

Sales	$28,412	$35,348	$95,028	$121,589

Gross margin	3,751	550	11,530	17,677
Selling, general and administrative expenses	7,128	6,885	22,160	20,933

Operating loss	(3,377)	(6,335)	(10,630)	(3,256)
Interest income (expense), net	10	(63)	50	(193)

Loss before income tax benefit	(3,367)	(6,398)	(10,580)	(3,449)
Income tax benefit	1,286	1,941	4,020	797

Net loss	$(2,081)	$(4,457)	$(6,560)	$(2,652)

Loss per share of common stock
Basic	$(.46)	$(1.01)	$(1.46)	$(.60)
Diluted	$(.46)	$(1.01)	$(1.46)	$(.60)

Shares used in computing loss per share
Basic	4,510	4,423	4,493	4,406
Diluted	4,510	4,423	4,493	4,406

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Sept. 29,	Sept. 30,	Dec. 31,
	2007	2006	2006

Cash and cash equivalents	$7,747	$2,384	$8,418
Accounts receivable	15,371	18,949	19,072
Refundable income taxes	4,323	—	—
Inventories	27,022	34,700	28,667
Assets held for sale	686	—	5,068
Deferred income taxes and prepaid expenses	2,787	2,840	3,104

Current assets	57,936	58,873	64,329

Property, plant and equipment, net	17,477	26,115	19,212
Deferred income taxes and other assets	2,685	1,672	2,277

Total assets	$78,098	$86,660	$85,818

Accounts payable	$4,545	$4,554	$5,144
Accrued liabilities	6,774	8,058	7,534

Current liabilities	11,319	12,612	12,678

Deferred compensation	1,297	2,010	1,918
Other long-term liabilities	998	1,037	804

Total liabilities	13,614	15,659	15,400

Stockholders’ equity	64,484	71,001	70,418

Total liabilities and stockholders’ equity	$78,098	$86,660	$85,818

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Nine Months Ended
	Sept. 29,	Sept. 30,
	2007	2006
Operating Activities
Net loss	$(6,560)	$(2,652)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization expense	1,407	2,502
Deferred income taxes	451	(1,131)
Non-cash asset impairment charges	1,100	2,867
Non-cash ESOP compensation expense	425	620
Non-cash stock compensation expense	237	371
Non-cash inventory write-downs	3,113	3,378
Provision for doubtful accounts	245	250
(Gain) loss on disposal of assets	(341)	19
Changes in operating assets and liabilities
Accounts receivable	3,456	(464)
Refundable income taxes	(4,323)	—
Inventories	(1,468)	(1,069)
Prepaid expenses	(7)	(484)
Accounts payable	(599)	(894)
Accrued liabilities	(775)	730
Deferred compensation	(621)	(477)
Other long-term liabilities and assets	(326)	47

Cash provided by (used in) operating activities	(4,586)	3,613

Investing Activities
Capital expenditures	(538)	(1,239)
Proceeds on disposal of assets	4,489	10

Cash provided by (used in) investing activities	3,951	(1,229)

Financing Activities
Purchase of common stock by ESOP trust	(36)	—

Cash used in financing activities	(36)	—

Change in cash and cash equivalents	(671)	2,384

Cash and cash equivalents at beginning of period	8,418	—

Cash and cash equivalents at end of period	$7,747	$2,384